Exhibit 10.1

DESCRIPTION OF 2016 CASH BONUS PLAN
On February 20, 2017, the Compensation Committee (the "Committee") of the Board of Directors of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), approved performance-based bonus opportunities for the Company's senior management group (the "Program") under the Company's 2006 Omnibus Incentive Plan, as amended (the "Plan").  As set forth in the Plan, the Committee may choose from a range of defined performance measures.

Under the Program, and consistent with the objectives of the Plan, certain employees, including the Company's named executive officers, may receive bonuses upon satisfaction of fiscal 2017 consolidated earnings per share targets (and, for Sam Hough and Jim Brower, the satisfaction of fiscal 2017 operating income and operating ratio targets established for the Company's subsidiaries, Covenant Transport, Inc. ("CTI") and Star Transportation, Inc. ("Star"), respectively) (collectively, the "Performance Targets").  Each applicable Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's 2017 year-end annualized salary to determine the employee's bonus.  Pursuant to the Program, in 2017 the Company's named executive officers are eligible to receive performance bonuses as follows: (i) David Parker may receive between 17.5% and 140.0% of his 2017 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, (ii) Joey Hogan may receive between 16.25% and 130.0% of his 2017 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, (iii) Richard Cribbs may receive between 12.5% and 100.0% of his 2017 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, (iv) Sam Hough may receive between 3.75% and 30.0% of his 2017 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, and between 8.75% and 70.0% of his 2017 year-end annualized salary depending on the Performance Targets achieved for CTI, if any, and (v) Jim Brower may receive between 3.75% and 30.0% of his 2017 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, and between 8.75% and 70.0% of his 2017 year-end annualized salary depending on the Performance Targets achieved for Star, if any.  The performance bonuses based upon consolidated Performance Targets are subject to a 10.0% upward or downward adjustment depending upon year-over-year net income margin percent improvement/decline of the Company compared to five peer companies.

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